EXHIBIT 99.2

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, "we," "our," "us" and similar terms include Micron Technology, Inc. and its subsidiaries, unless the context indicates otherwise. The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements such as those made in "Overview" regarding Elpida's wafer production and expectations related to Elpida's future cash flows; "Operating Results by Business Segment" regarding increases in sales of mobile DRAM for 2014 as a result of our acquisition of Elpida; in "Operating Results by Product" regarding the timing and effect of the transition of our Singapore DRAM facility to NAND Flash production, our increases in DRAM sales for 2014 as a result of our acquisition of Elpida and the effect of Elpida inventory adjustments in acquisition accounting on cost of sales in the first quarter of 2014; in "Selling, General and Administrative" regarding SG&A costs for the first quarter of 2014; in "Research and Development" regarding R&D costs for the first quarter of 2014; in "Liquidity and Capital Resources" regarding the sufficiency of our cash and investments, cash flows from operations and available financing to meet our requirements at least through 2014, regarding our pursuit of additional financing and capital spending in 2014, the timing of payments for certain contractual obligations, the timing of payments in connection with the Elpida transactions and conversions of our convertible notes; and in "Recently Issued Accounting Standards" regarding the impact of recently issued accounting pronouncements. Our actual results could differ materially from our historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Item 1A. Risk Factors." This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes for the year ended August 29, 2013. All period references are to our fiscal periods unless otherwise indicated. Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31 and fiscal 2013, 2012 and 2011 each contained 52 weeks. All production data includes the production of our consolidated joint ventures and our other partnering arrangements. All tabular dollar amounts are in millions.

Our Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition and cash flows. MD&A is organized as follows:

•	Overview: Highlights of key transactions and events.

•	Results of Operations: An analysis of our financial results consisting of the following:

◦	Consolidated results;

◦	Operating results by business segment;

◦	Operating results by product; and

◦	Operating expenses and other.

•	Liquidity and Capital Resources: An analysis of changes in our balance sheet and cash flows and discussion of our financial condition and potential sources of liquidity.

•	Off-Balance Sheet Arrangements: Contingent liabilities, commitments and off-balance sheet arrangements.

•
Critical Accounting Estimates:  Accounting estimates that we believe are most important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts. Also includes changes in accounting standards.

Overview

For an overview of our business, see "Item 1 – Business – Overview." In the third quarter of 2014, we reorganized our business units. All prior period amounts reflect this reorganization. Our results of operations for 2013 were affected by the following key transactions and events.

Acquisition of Elpida Memory, Inc.

On July 31, 2013, we completed our acquisition of Elpida Memory, Inc. ("Elpida"), a Japanese corporation, pursuant to the terms and conditions of an Agreement on Support for Reorganization Companies (as amended, the "Sponsor Agreement") that we entered into on July 2, 2012 with the trustees of Elpida and one of its subsidiaries, Akita Elpida Memory, Inc., a Japanese corporation ("Akita" and, together with Elpida, the "Elpida Companies") pursuant to and in connection with the Elpida Companies' pending corporate reorganization proceedings under the Corporate Reorganization Act of Japan. We paid $615 million for the acquisition of 100% of Elpida's equity. On July 31, 2013, we also acquired a 24% ownership interest in Rexchip Electronics Corporation ("Rexchip''), a Taiwanese corporation and manufacturing joint venture formed by Powerchip Technology Corporation ("Powerchip") and Elpida, from Powerchip and certain of its affiliates (the "Powerchip Group") pursuant to a share purchase agreement. We paid $334 million in cash for the shares. Elpida and it's subsidiaries (the "Elpida Group") own approximately 65% of Rexchip's outstanding common stock. Therefore, as a result of the consummation of our acquisition of Elpida and the Rexchip shares from the Powerchip Group, we own approximately 89% of Rexchip's common stock. The provisional fair values of assets and liabilities acquired include, among other items, cash and restricted cash aggregating $1,618 million; inventories of $962 million; property, plant and equipment of $935 million; net deferred tax assets of $917 million and debt of $2,134 million.

Elpida's assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its ownership interest in Rexchip, whose assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan; and an assembly and test facility located in Akita, Japan. The Elpida and Rexchip fabrication facilities together represent approximately one-third of our wafer capacity.

Elpida's semiconductor memory products include Mobile DRAM, targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida strengthens our position in the memory market and enables us to provide customers with a wider portfolio of high-quality memory solutions. We also believe that the Elpida transaction strengthens our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND Flash and NOR Flash memory solutions. Elpida's operations are included primarily in the MBU and CNBU segments. Our results of operations for 2013 included approximately one month of operating results from the Elpida operations, which accounted for sales of $355 million and net income of $29 million.

The Elpida Companies are currently subject to corporate reorganization proceedings under the Corporate Reorganization Act of Japan. Both of the Elpida Companies have adopted plans of reorganization which set forth the treatment of the Elpida Companies' pre-petition creditors and their claims, which plans were approved by the Elpida Companies' creditors and the Tokyo District Court in February 2013. The plans of reorganization provide for payments by the Elpida Companies to their secured and unsecured creditors in an aggregate amount of 200 billion yen (or the equivalent of approximately $2.05 billion as of August 29, 2013), less certain expenses of the reorganization proceedings and certain other items. The plans of reorganization provide for the Elpida Companies' pre-petition creditors to be paid in seven installments. The initial installment payment of 60 billion yen ($615 million as of August 29, 2013), which amount is subject to reduction for certain items specified in the Sponsor Agreement and plans of reorganization, was paid in October 2013. Substantially all of the $615 million that we paid in connection with the Elpida acquisition was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of Elpida in October 2013 and was presented as restricted cash in the amount of $556 million on our August 29, 2013 balance sheet. The remaining 140 billion yen (or the equivalent of approximately $1.43 billion as of August 29, 2013) of installment payments payable to the Elpida Companies' creditors are scheduled to be made by the Elpida Companies in six annual installments payable beginning on December 31, 2014. Pursuant to the terms of the Sponsor Agreement, we entered into a series of agreements with the Elpida Companies, including supply agreements, research and development services agreements and general services agreements, which are intended to generate more stable operating cash flows to meet the requirements of the Elpida Companies' businesses, including the funding of the installment payments to the Elpida Companies' creditors. We anticipate that, once fully in effect, payments made under these agreements will generally cover all of Elpida and Akita's costs.

To mitigate the risk from the effect of changes in foreign currency exchange rates on the proposed Elpida Acquisition, we entered into a series of currency exchange contracts to hedge our exposure to yen and New Taiwan Dollar payments (the "Elpida Hedges"). These currency exchange contracts were not designated for hedge accounting and were remeasured at fair value each period with gains and losses recognized in other operating (income) expense. As a result of mark-to-market adjustments for the Elpida Hedges, we recorded losses to other non-operating expense of $228 million in 2013. As of August 29, 2013, our cumulative loss on the Elpida Hedges was $220 million.

See "Item 8. Financial Statements - Notes to Consolidated Financial Statements - Acquisition of Elpida Memory, Inc." for further details of the acquisition.

Inotera Memories, Inc.

On January 17, 2013, we entered into agreements with Nanya Technology Corporation ("Nanya") to amend the joint venture relationship involving Inotera. The amendments included a new supply agreement (the "Inotera Supply Agreement"), retroactively beginning on January 1, 2013, between us and Inotera under which we are obligated to purchase for an initial three-year term substantially all of Inotera's output at a purchase price based on a discount from market prices for our comparable components. The Inotera Supply Agreement contemplates annual negotiations with respect to potential successive one-year extensions and if in any year the parties do not agree to an extension, the agreement will terminate following the end of the then-existing term plus a subsequent three-year wind-down period. Our share of Inotera's capacity would decline over the three year wind-down period. Effective through December 31, 2012, we had rights and obligations to purchase 50% of Inotera's wafer production capacity based on a margin-sharing formula among Nanya, Inotera and us. Our cost for product purchased from Inotera under the supply agreements was $1,260 million for 2013, $646 million for 2012 and $641 million for 2011.

Under a cost-sharing arrangement effective through December 31, 2012, we generally shared DRAM process and design development costs with Nanya. As a result of the January 17, 2013 agreements, which were retroactively effective beginning on January 1, 2013, Nanya no longer participates in the joint development program. Pursuant to this cost-sharing arrangement, our R&D costs were reduced by $19 million for 2013, $138 million for 2012 and $141 million for 2011.

Results of Operations

Consolidated Results

For the year ended	2013		2012		2011
Net sales	$9,073	100%	$8,234	100%	$8,788	100%
Cost of goods sold	7,226	80%	7,266	88%	7,030	80%
Gross margin	1,847	20%	968	12%	1,758	20%

SG&A	562	6%	620	8%	592	7%
R&D	931	10%	918	11%	791	9%
Restructure and asset impairments	126	1%	10	—%	(75)	(1)%
Other operating (income) expense, net	(8)	—%	32	—%	(311)	(4)%
Operating income (loss)	236	3%	(612)	(7)%	761	9%

Gain on acquisition of Elpida	1,484	16%	—	—%	—	—%
Interest income (expense), net	(217)	(2)%	(171)	(2)%	(101)	(1)%
Other non-operating income (expense), net	(218)	(2)%	29	—%	(109)	(1)%
Income tax (provision) benefit	(8)	—%	17	—%	(203)	(2)%
Equity in net loss of equity method investees	(83)	(1)%	(294)	(4)%	(158)	(2)%
Net income attributable to noncontrolling interests	(4)	—%	(1)	—%	(23)	—%
Net income (loss) attributable to Micron	$1,190	13%	$(1,032)	(13)%	$167	2%

In the second quarter of 2013, we reclassified (gains) losses from changes in currency exchange rates from other operating (income) expense, net to other non-operating income (expense), net in the consolidated statements of income. As a result, segment operating income (loss) for the comparative periods presented no longer includes the (gains) losses from changes in currency exchange rates to conform to current period presentation. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Business and Basis of Presentation" and "Segment Information".)

Net Sales

For the year ended	2013		2012		2011
CNBU	$3,462	38%	$2,667	32%	$3,084	35%
SBU	2,824	31%	2,842	35%	2,185	25%
EBU	1,275	14%	1,097	13%	1,147	13%
MBU	1,214	13%	1,176	14%	1,944	22%
All Other	298	4%	452	6%	428	5%
	$9,073	100%	$8,234	100%	$8,788	100%

Total net sales for 2013 increased 10% as compared to 2012 reflecting increases in CNBU, EBU and MBU sales primarily due to higher levels of DRAM and NAND Flash gigabit sales volumes partially offset by declines in average selling prices. The increases in gigabit sales volumes for 2013 were primarily attributable to manufacturing efficiencies driven by improvements in product and process technology, increased DRAM supply from Inotera due to the restructuring of our supply agreement and $355 million of DRAM sales from Elpida since its acquisition on July 31, 2013.

Total net sales decreased 6% for 2012 as compared to 2011, reflecting declines in average selling prices across all reportable segments partially offset by increases in sales volumes. MBU sales decreased for 2012 as compared to 2011 primarily due to declines in average selling prices and in NOR Flash sales volumes, as a result of weakness in market demand and our customer group in particular, as well as a continued transition by customers from NOR Flash to NAND Flash. CNBU and EBU sales decreased primarily due to lower average selling prices partially offset by increases in sales volumes. SBU sales increased due to increases in sales volumes partially offset by declines in average selling prices.

Sales for All Other segments, were primarily composed of sales of CMOS image sensors. On May 3, 2013, we sold Micron Technology Italia, S.r.l., ("MIT") a wholly-owned subsidiary, including its 200mm wafer fabrication facility assets in Avezzano, Italy, to LFoundry Marsica S.r.l. ("LFoundry"). In connection with the sale, we assigned to LFoundry our supply agreement with Aptina Imaging Corporation ("Aptina") for CMOS image sensors manufactured at the Avezzano facility. Since the sale, we have had no sales of CMOS image sensors. For 2013, 2012 and 2011, we recognized net sales of $182 million, $372 million and $349 million, respectively, from products sold to Aptina, and cost of goods sold of $219 million, $395 million and $358 million, respectively. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Restructure and Asset Impairments.")

Gross Margin

Our overall gross margin percentage improved to 20% for 2013 from 12% for 2012 due to improvements in the gross margin percentage for CNBU, and to a lesser extent EBU, SBU and MBU, primarily due to manufacturing cost reductions partially offset by declines in average selling prices. Manufacturing cost reductions for 2013 primarily resulted from improvements in product and process technologies.

Our overall gross margin percentage declined to 12% for 2012 from 20% for 2011 primarily due to decreases in the gross margin percentage for CNBU and MBU as a result of significant declines in average selling prices. Cost reductions from improvements in product and process technologies in 2012 mitigated the effect of significant declines in average selling prices for all reportable operating segments.

Operating Results by Business Segments

Compute and Networking Business Unit ("CNBU")

For the year ended	2013	2012	2011
Net sales	$3,462	$2,667	$3,084
Operating income (loss)	160	(458)	262

CNBU sales and operating results track closely with our average selling prices, gigabit sales volumes and cost per gigabit for our consolidated sales of DRAM products. (See "Operating Results by Product – DRAM" for further detail.) CNBU sales for 2013 increased 30% as compared to 2012 primarily due to increases in gigabits sold partially offset by declines in average selling prices. CNBU's operating margin improved in 2013 from 2012 primarily due to manufacturing cost reductions as a result of improved product and process technologies partially offset by declines in average selling prices. CNBU results of operations for 2013 included sales of $153 million and operating income of $21 million from the acquired Elpida operations. CNBU sales and operating margins for 2012 were adversely impacted by a $58 million charge for a settlement with a customer.

CNBU sales for 2012 decreased 14% as compared to 2011 primarily due to declines in average selling prices partially offset by increases in gigabits sold. CNBU's operating margin for 2012 declined from 2011 due to decreases in average selling prices mitigated by cost reductions as a result of improved product and process technologies. CNBU sales and operating margins for 2012 were adversely impacted by the $58 million charge for a settlement with a customer. In addition, CNBU operating income for 2011 benefited from a $75 million gain from an allocated portion of the Samsung patent cross-license agreement.

Storage Business Unit ("SBU")

For the year ended	2013	2012	2011
Net sales	$2,824	$2,842	$2,185
Operating income	173	199	265

SBU sales and operating results track closely with our average selling prices, gigabit sales volumes and cost per gigabit for our consolidated sales of NAND Flash products. (See "Operating Results by Product – NAND Flash" for further detail.) SBU sales for 2013 were relatively unchanged from 2012 as increases in gigabits sold were partially offset by declines in average selling prices. Increases in gigabits sold for 2013 were primarily due to improvements in product and process technologies. SBU sells a portion of its products to Intel through our IM Flash joint venture at long-term negotiated prices approximating cost. All other SBU products are sold to OEMs, resellers, retailers and other customers (including Intel), which we collectively refer to as "trade customers."

On April 6, 2012, we acquired Intel's remaining ownership interest in IMFS, a joint venture between us and Intel, which operated a wafer fabrication facility in Singapore. On April 6, 2012, we also acquired the assets of IMFT located at our Virginia fabrication facility and terminated the IMFS supply agreement. Accordingly, we now obtain all of the NAND Flash output from our Singapore and Virginia wafer fabrication facilities. Prior to these acquisitions, we sold a portion of the NAND Flash output from these facilities to Intel, through our consolidated IMFS and IMFT joint ventures, at long-term negotiated prices approximating cost. On April 6, 2012, we also entered into a new supply agreement with Intel under which we sell Intel NAND Flash products from us on a cost-plus basis. Aggregate SBU sales to Intel (including sales by IMFT at prices approximating cost and sales by us under the new cost-plus supply agreement) were $849 million for 2013, $986 million for 2012 and $884 million for 2011. As a result of these April 6, 2012 transactions, in 2013 SBU sales of NAND Flash products to trade customers increased and sales to Intel at long-term negotiated prices approximating cost decreased.

SBU sales of NAND Flash products to trade customers increased 22% for 2013 as compared to 2012 primarily due to increases in gigabits sold partially offset by declines in average selling prices. SBU operating income for 2013 declined from 2012 primarily due to decreases in average selling prices and increases in R&D costs mitigated by manufacturing cost reductions. Manufacturing cost reductions resulted primarily from improvements in product and process technologies.

SBU sales of NAND Flash products to trade customers increased 50% for 2012 as compared to 2011 primarily due to an increase in gigabits sold partially offset by declines in average selling prices. SBU operating income declined from 2011 to 2012 primarily due to decreases in average selling prices mitigated by cost reductions. Cost reductions resulted primarily from improvements in product and process technologies. SBU operating income for 2011 benefited from a $57 million gain from an allocated portion of the Samsung patent cross-license agreement.

Embedded Business Unit ("EBU")

For the year ended	2013	2012	2011
Net sales	$1,275	$1,097	$1,147
Operating income	227	129	276

In 2013, EBU sales were comprised of DRAM, NOR Flash and NAND Flash in decreasing order of revenue. EBU sales increased 16% for 2013 as compared to 2012 primarily due to increased sales volumes of DRAM, NAND Flash and NOR Flash products as EBU continued to expand its customer base, partially offset by declines in average selling prices. EBU operating income for 2013 improved from 2012 primarily due to manufacturing cost reductions and higher sales volumes partially offset by declines in average selling prices.

In 2012, EBU sales were comprised of DRAM, NOR Flash and NAND Flash in decreasing order of revenue. The 4% decrease in EBU sales for 2012 as compared to 2011 was primarily due to declines in average selling prices partially offset by increased sales volume of DRAM, NAND Flash and NOR Flash products as EBU continued to expand its customer base. EBU operating income for 2012 declined as compared to 2011 due to decreases in average selling prices and higher costs associated with underutilized capacity in our NOR Flash facilities. In addition, EBU operating margin for 2011 benefited from a $33 million gain from an allocated portion of the Samsung patent cross-license agreement.

Mobile Business Unit ("MBU")

For the year ended	2013	2012	2011
Net sales	$1,214	$1,176	$1,944
Operating income (loss)	(265)	(371)	18

In 2013, MBU sales were comprised primarily of DRAM, NAND Flash and NOR Flash in decreasing order of revenue. MBU sales increased 3% for 2013 as compared to 2012 primarily due to higher sales of mobile DRAM products as a result of the acquisition of Elpida. We expect that MBU sales of mobile DRAM products will increase significantly in 2014 primarily due to our acquisition of Elpida. MBU results of operations for 2013 included sales of $192 million and operating income of $22 million from the acquired Elpida operations. Increases in MBU sales for 2013 from mobile DRAM were partially offset by declines in sales of wireless NOR Flash products as a result of weakness in market demand and our customer group in particular, as well as a continued transition by customers to NAND Flash. MBU sales in 2013 were also adversely impacted by lower sales of NAND Flash products. The improvement in MBU operating margin for 2013 from 2012 was primarily due to reductions in manufacturing, SG&A and R&D costs.

In 2012, MBU sales were comprised of NOR Flash, NAND Flash and DRAM in decreasing order of revenue. The 40% decrease in MBU sales for 2012 as compared to 2011 was primarily due to declines in sales of wireless NOR Flash products as a result of weakness in market demand and our customer group in particular, as well as a continued transition by customers to NAND Flash. MBU sales in 2012 were also adversely impacted by lower sales of NAND Flash products sold in multi-chip packages. The decline in MBU operating margin for 2012 from 2011 was primarily due to the reductions in average selling prices and in NOR Flash sales volumes. In addition, MBU operating margin for 2011 benefited from a $95 million gain from an allocated portion of the Samsung patent cross-license agreement.

Operating Results by Product

Net Sales by Product

For the year ended	2013		2012		2011
DRAM	$4,361	48%	$3,178	39%	$3,620	41%
NAND Flash	3,589	40%	3,627	44%	3,193	36%
NOR Flash	792	9%	977	12%	1,547	18%
Other	331	3%	452	5%	428	5%
	$9,073	100%	$8,234	100%	$8,788	100%

In order to balance our future product mix in anticipation of the closing of the Elpida transaction, in the fourth quarter of 2013 we began to transition production at our DRAM fabrication facility in Singapore from DRAM to NAND Flash. We expect this transition to NAND Flash production will occur over approximately four quarters, depending on market conditions and result in a marginal reduction in wafer production during the period of this transition.

DRAM

For the year ended	2013	2012
	(percentage change from prior period)
Net sales	37%	(12)%
Average selling prices per gigabit	(11)%	(45)%
Gigabits sold	55%	59%
Cost per gigabit	(25)%	(32)%

The increase in gigabit sales of DRAM products for 2013 as compared to 2012 was primarily due to increased output obtained from our Inotera joint venture under the new supply agreement, improved product and process technologies and the acquisition of Elpida on July 31, 2013. Effective on January 1, 2013, we entered into the new Inotera Supply Agreement under which we purchase substantially all of Inotera's output at a purchase price based on a discount from market prices for our comparable components. Prior to the new Inotera Supply Agreement we had the right to purchase 50% of Inotera's wafer production capacity based on a margin-sharing formula among Nanya, Inotera and us. (See "Overview – Inotera Memories, Inc.") Our cost of product purchased from Inotera under these supply agreements was $1,260 million for 2013, $646 million for 2012, and $641 million for 2011. Our cost of product purchased from Inotera has increased since the beginning of calendar 2013 and was higher than our cost of similar products manufactured in our wholly-owned facilities in the fourth quarter of 2013.

DRAM products acquired from Inotera accounted for 54% of our DRAM gigabit production for 2013 as compared to 46% for 2012 and 33% for 2011. As of June 30, 2013, Inotera's current liabilities exceeded its current assets by $1.0 billion, which exposes Inotera to liquidity risk. Additionally, Inotera incurred net losses of $541 million for its fiscal year ended December 31, 2012. As of June 30, 2013, Inotera was not in compliance with certain of its loan covenants, and had not been in compliance for the past several years, which may result in its lenders requiring repayment of such loans during the next year. Inotera has applied for a waiver from complying with the June 30, 2013 financial covenants. Inotera's management has implemented plans to improve its liquidity and for Inotera's six-month period ended June 30, 2013, Inotera generated net income of $91 million; however, there can be no assurance that Inotera will be successful in sufficiently improving its liquidity and complying with their loan covenants, which may result in its lenders requiring repayment of such loans during the next year.

Our gross margin percentage on sales of DRAM products for 2013 improved from 2012 primarily due to manufacturing cost reductions as a result of improvements in product and process technology partially offset by declines in average selling prices. DRAM sales and gross margins for 2012 were adversely impacted by the effects of the $58 million charge to revenue for a settlement with a customer.

We expect that our gigabit production and sales volumes of DRAM products will increase significantly in 2014 due to our acquisition of Elpida. Elpida has 300mm wafer fabrication facilities in Japan and Taiwan that are dedicated to the production of DRAM products. We expect that DRAM products produced by the acquired Elpida facilities will constitute over half of our aggregate DRAM gigabit production in the first quarter of 2014 and result in significant increases in CNBU and MBU DRAM sales. In accounting for the Elpida acquisition, Elpida's inventories were recorded at fair value, based on their estimated future selling prices, estimated costs to complete and other factors, which was approximately $200 million higher than the cost of inventory recorded by Elpida prior to the acquisition. Of this amount, approximately $40 million was included in cost of goods sold for 2013 and a significant portion of the reminder is expected to be included in costs of goods sold in the first quarter of 2014.

NAND Flash

We sell a portion of our output of NAND Flash products to Intel through IM Flash at long-term negotiated prices approximating cost. (See "Operating Results by Business Segments – NAND Solutions Group" for further detail.) We sell the remainder of our NAND Flash products to trade customers.

For the year ended	2013	2012
	(percentage change from prior period)
Sales to trade customers:
Net sales	15%	19%
Average selling prices per gigabit	(18)%	(55)%
Gigabits sold	40%	164%
Cost per gigabit	(22)%	(54)%

Increases in NAND Flash gigabits sold to trade customers for 2013 as compared to 2012 were primarily due to improved product and process technologies, increased output available for sale to trade customers due to the restructure of our IM Flash agreement with Intel in April 2012 and the ramp-up of our fabrication facility in Singapore throughout 2012. Our gross margin percentage on sales of NAND Flash products for 2013 improved from 2012 as manufacturing cost reductions outpaced declines in average selling prices. Manufacturing cost reductions for 2013 as compared to 2012 reflect improvements in product and process technologies.

Increases in NAND Flash gigabits sold to trade customers for 2012 as compared to 2011 was primarily due to the ramp of the IMFS fabrication facility and improved product and process technologies. The new cost-plus supply agreement with Intel also contributed to the increase in gigabits sold to trade customers for 2012.

NOR Flash

Sales of NOR Flash products for 2013 declined as compared to 2012 primarily due to decreases in sales of wireless products as a result of weakness in demand from certain customers and the continued transition of wireless applications to NAND Flash products, which led to significant declines in average selling prices. Our gross margin percentage on sales of NOR Flash products for 2013 improved as compared to 2012 primarily due to cost reductions.

Sales of NOR Flash products for 2012 declined from 2011 primarily due to decreases in sales of wireless NOR Flash products, as a result of weakness in demand from certain customers and the continued transition of wireless applications to NAND Flash products that led to significant declines in average selling prices and sales volume. Our gross margin percentage on sales of NOR Flash products declined from 2011 to 2012 primarily due to decreases in average selling prices, inventory write-downs and costs of underutilized capacity.

Operating Expenses and Other

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses for 2013 decreased 9% as compared to 2012 primarily due to a reduction in legal costs and lower variable pay costs partially offset by $50 million of consulting, legal and other costs incurred in connection with the acquisition of Elpida.

SG&A expenses for 2012 increased 5% as compared to 2011 primarily due to a $13 million contribution to a university program and stock-based compensation and other amounts related to the death benefits of our former Chief Executive Officer in 2012. We expect that SG&A expenses will approximate $185 million to $195 million for the first quarter of 2014, which includes costs from Elpida.

Research and Development

R&D expenses for 2013 increased 1% from 2012 primarily due to lower reimbursements from Nanya under partnering arrangements offset by lower payroll costs primarily resulting from the suspension of variable pay plans and a lower volume of development wafers processed.

R&D expenses for 2012 increased 16% from 2011 primarily due to a higher volume of development wafers processed, higher personnel costs associated with increased salary and wage rates and additional headcount for our expanded R&D operations, and higher software and materials costs.

As a result of amounts reimbursable from Nanya under a DRAM R&D cost-sharing arrangement, R&D expenses were reduced by $19 million, $138 million and $141 million for 2013, 2012 and 2011, respectively. The April 6, 2012 agreements with Intel expanded our NAND Flash R&D cost-sharing agreement to include certain emerging memory technologies, but did not change the cost-sharing percentage. As a result of amounts reimbursable from Intel, R&D expenses were reduced by $127 million, $87 million and $95 million for 2013, 2012 and 2011, respectively. Effective January 1, 2013, Nanya ceased participating in the joint development program. We expect that R&D expenses, net of amounts reimbursable from our R&D partners, will be approximately $340 million to $350 million for the first quarter of 2014, which includes costs from Elpida.

Our process technology R&D efforts are focused primarily on development of successively smaller line-width process technologies which are designed to facilitate our transition to next generation memory products. Additional process technology R&D efforts focus on the enablement of advanced computing and mobile memory architectures, the investigation of new opportunities that leverage our core semiconductor expertise and the development of new manufacturing materials. Product design and development efforts include our high density DDR3 and DDR4 DRAM and Mobile Low Power DDR DRAM products as well as high density and mobile NAND Flash memory (including multi-level and triple-level cell technologies), NOR Flash memory, specialty memory, solid-state drives, Hybrid Memory Cubes and other memory technologies and systems.

Restructure and Asset Impairments

For the year ended	2013	2012	2011
Loss on impairment of MIT assets	$62	$—	$—
Loss on impairment of LED assets	33	—	—
Loss on restructure of ST consortium agreement	26	—	—
Gain on termination of lease to Transform	(25)	—	—
Gain from disposition of Japan Fabrication Facility	—	—	(54)
Other	30	10	(21)
	$126	$10	$(75)

We have taken actions to dispose of 200mm wafer manufacturing facilities and optimize operations including our workforce. For 2013, SBU, EBU, MBU, and CNBU recognized restructure and impairment costs of $20 million, $14 million, $12 million and $12 million, respectively. The remaining restructure and impairment costs for 2013 were allocated to segments that do not meet the quantitative thresholds of a reportable segment and are reported under All Other. As of August 29, 2013, the only significant remaining amount accrued but unpaid for these restructure activities was $12 million related to workforce optimization. As of August 29, 2013, we do not anticipate incurring any significant additional costs for these restructure activities. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Restructure and Asset Impairments.")

Interest Income (Expense)

Interest expense for 2013, 2012 and 2011, included aggregate amounts of amortization of debt discount and other interest amortization expense of $120 million, $95 million and $60 million, respectively. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Debt" note.)

Equity in Net Loss of Equity Method Investees

We recognize our share of earnings or losses from these entities under the equity method, generally on a two-month lag.  Equity in net loss of equity method investees, net of tax, included the following:

For the year ended	2013	2012	2011
Inotera	$(79)	$(189)	$(112)
Other	(4)	(105)	(46)
	$(83)	$(294)	$(158)

Our equity in net income (loss) of Inotera improved for 2013 as compared to 2012 primarily due to Inotera's improved operating results as a result of higher average selling prices and lower manufacturing costs. On May 28, 2013, Inotera issued 634 million common shares to Nanya and certain of its affiliates in a private placement at a price equal to 9.47 New Taiwan dollars per common share (approximately $0.32 U.S. dollars as of May 28, 2013), which was in excess of our carrying value per share. As a result of the issuance, our ownership interest decreased from 40% to 35% and we recognized a gain of approximately $48 million in 2013. The change in ownership interest does not change our obligation to purchase substantially all of Inotera's output. Losses in 2012 for our other equity method investments were primarily attributable to Transform Solar Pty Ltd. which ceased operations in 2012 and has essentially been liquidated. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments.")

Other

Further discussion of other operating and non-operating income and expenses can be found in the following notes contained in "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements":

•	Equity Plans

•	Other Operating (Income) Expense, Net

•	Other Non-Operating Income (Expense), Net

•	Income Taxes

Fair Values – Elpida Acquisition

The provisional fair values of assets and liabilities acquired in the acquisition of Elpida is based on estimates using information available at the closing of the acquisition. We estimated the provisional fair value of the assets and liabilities of Elpida as of July 31, 2013 using an in-use model, which reflects its value through its use in combination with other assets as a group. These provisional amounts could change as additional information become available. These changes could result in material variances between the combined entity's future financial results including variances in fair values recorded, as well as expenses associated with these items.

Determination of provisional fair values for the assets and liabilities acquired in the Elpida acquisition required significant assumptions, estimates and judgments. Many of the measurements involved significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Changes in assumptions, estimates and judgments could significantly impact the asset and liabilities recorded as well as the gain recognized in the acquisition. The items involving the most significant assumptions, estimates and judgments included determining the fair value of the following:

•	Property, plant and equipment, including determination of values in a continued-use model;

•	Deferred tax assets, including projections of future taxable income and tax rates;

•	Inventory, including estimated future selling prices, timing of product sales and completion costs for work in process; and

•	Debt, including discount rate and timing of payments.

Liquidity and Capital Resources

As of	2013	2012
Cash and equivalents and short-term investments:
Bank deposits	$1,619	$239
Money market funds	1,188	2,159
Corporate bonds	112	31
Government securities	72	56
Commercial paper	61	39
Certificates of deposit	47	31
Asset-backed securities	2	4
	$3,101	$2,559

Long-term marketable investments	$499	$374

Restricted cash:
Current	$556	$—
Noncurrent (included in "Other noncurrent assets")	63	3
	$619	$3

Cash and equivalents in the table above included $1,094 million held by Elpida and its subsidiaries as of August 29, 2013. Substantially all of the restricted cash in the table above is held by Elpida for its installment payments to its secured and unsecured creditors. Use of cash and equivalents and restricted cash held by Elpida is subject to limitations described below.

As a result of the Japan Proceedings, for so long as such proceedings are continuing, the Elpida Companies and their subsidiaries are subject to certain restrictions on dividends, loans and advances. The plans of reorganization of the Elpida Companies prohibit the Elpida Companies from paying dividends, including any cash dividends, to us and require that excess earnings be used in their businesses or to fund the Elpida Companies' installment payments. These prohibitions would also effectively prevent the subsidiaries of the Elpida Companies from paying cash dividends to us as any such dividends would have to be first paid to the Elpida Companies which are prohibited from repaying those amounts to us as dividends under the plans of reorganization. In addition, pursuant to an order of the Japan Court, the Elpida Companies cannot make loans or advances, other than certain ordinary course advances, to us without the consent of the Japan Court. Moreover, loans or advances by subsidiaries of the Elpida Companies may be considered outside of the ordinary course of business and subject to approval of the legal trustees and Japan Court. As a result, the assets of the Elpida Companies and their subsidiaries, while available to satisfy the Elpida Companies' installment payments and the other obligations, capital expenditures and other operating needs of the Elpida Companies and their subsidiaries, are not available for use by us in our other operations. Moreover, certain uses of the assets of the Elpida Companies, including investments in certain capital expenditures and in Rexchip, may require consent of Elpida's trustees and/or the Japan Court. (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Acquisition of Elpida Memory, Inc.")

Cash and equivalents in the table above included $62 million held by IMFT as of August 29, 2013 and $157 million as of August 30, 2012. Our ability to access funds held by IMFT to finance our other operations is subject to agreement by the other member and contractual limitations. Amounts held by IMFT are not anticipated to be available to finance our other operations.

As of August 29, 2013, $1,598 million of our cash and equivalents was held by foreign subsidiaries, of which $743 million was denominated in currencies other than the U.S. dollar. As of August 29, 2013, we had $1,362 million of cash and equivalents, including the $1,094 million at Elpida, that was held by foreign subsidiaries whose earnings were considered to be indefinitely reinvested and repatriation of these funds to the U.S. would subject these funds to U.S. federal income taxes.

To mitigate credit risk, we invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting investments with any single obligor.

Cash generated by operations is our primary source of liquidity. Our liquidity is highly dependent on selling prices for our products and the timing and level of our capital expenditures, both of which can vary significantly from period to period. Depending on conditions in the semiconductor memory market, our cash flows from operations and current holdings of cash and investments may not be adequate to meet our needs for capital expenditures and operations. In 2013 we obtained $1,121 million of proceeds from issuance of debt and $126 million of proceeds from equipment sale-leaseback financing. As of August 29, 2013, we had credit facilities available that provides for up to $408 million of additional financing, subject to outstanding balances of trade receivables and other conditions (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Debt – Revolving Credit Facilities"). We have in the past and expect in the future to continue to incur additional debt to finance our capital investments, including debt incurred in connection with asset-backed financing. We expect our cash and investments, cash flows from operations and available financing will be sufficient to meet our requirements at least through 2014.

Holders of our outstanding convertible notes can convert the notes during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price. As of August 29, 2013, convertible notes with an aggregate principal amount of $1,465 million, contained contractual terms that require us to pay cash up to the principal amount of the notes upon conversion. These notes become convertible at the option of the holders if the closing price of our common stock for the required periods is above prices ranging from $12.35 to $14.21. None of these convertible notes met the conversion criteria through the calendar quarter ended June 30, 2013. Of the notes that require us to pay cash up to the principal amount upon conversion, only the 2031A and 2031B Notes, with an aggregate principle amount of $690 million and carrying value of $530 million as of August 29, 2013, met the conversion criteria during September 2013. Through October 28, 2013, none of the 2031A or 2031B Notes had been converted by holders. We do not believe the amounts converted, if any, would be significant since the note holders would forgo the time value of the embedded conversion option. We may elect in future periods to redeem convertible notes eligible for redemption.

Operating Activities

Net cash provided by operating activities was $1,811 million for 2013, which reflected approximately $2,177 million generated from the production and sales of our products net of a $366 million effect from increases in the amount invested in net working capital. The increase in net working capital was primarily due to an increase in accounts receivable of $409 million as a result of increases in sales activities.

Investing Activities

Net cash used for investing activities was $1,712 million for 2013, which consisted primarily of cash expenditures of $1,244 million for property, plant and equipment, $246 million for the acquisition of available-for-sale securities (net of proceeds from sales and maturities of $678 million), and $226 million for the settlement of hedging activities (net of proceeds from the settlement of hedging activities of $27 million). We believe that to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must continue to invest in manufacturing technologies, facilities and capital equipment and R&D. We estimate that capital spending for 2014 will be approximately $2.6 billion to $3.2 billion. The actual amounts for 2014 will vary depending on market conditions. As of August 29, 2013, we had commitments of approximately $775 million for the acquisition of property, plant and equipment, substantially all of which is expected to be paid within one year.

In connection with the sale of our 200mm Avezzano facility to LFoundry, on May 22, 2013, we entered into a short-term, interest-free, unsecured loan agreement with Aptina that allowed Aptina to borrow up to $45 million, drawn at their option, in three equal tranches through July 2013. Principal amounts drawn are due in three equal payments from September 2013 to January 2014. As of August 29, 2013, other current assets included $45 million for amounts due under the short-term loan agreement.

Financing Activities

Net cash provided by financing activities was $322 million for 2013, which included $1,121 million of proceeds from issuance of debt, $126 million of proceeds from equipment sale-leaseback financing transactions partially offset by $743 million for repayments of debt, $214 million of payments on equipment purchase contracts and $26 million of net distributions to noncontrolling interests.

On February 12, 2013, we issued $300 million of 1.625% Convertible Senior Notes due 2033 (the "2033E Notes") and $300 million of 2.125% Convertible Senior Notes due 2033 (the "2033F Notes" and together with the 2033E Notes, the "2033 Notes") at face value. Issuance costs for the 2033 Notes totaled $16 million. Concurrently with the issuance of the 2033 Notes, we paid $48 million to purchase capped calls to partially offset the potentially dilutive effect if the 2033 Notes were converted into shares of our common stock. Additionally, on February 12, 2013, we repurchased $464 million of aggregate principal amount of our 1.875% Convertible Senior Notes due June 2014 for $477 million.

On August 27, 2013, we borrowed $312 million under a four-year term loan, collateralized by a security interest in certain production equipment. Principal is payable in equal quarterly installments, commencing on November 27, 2013. Interest accrues at a variable rate equal to the three-month LIBOR rate plus a margin of 3.25% per annum, payable quarterly in arrears. Also on August 27, 2013, we entered into a variable-for-fixed interest rate swap calculated on an aggregate notional amount equal to the scheduled outstanding balance of the loan. The interest rate swap effectively fixed the rate at 4.2% per annum. The facility agreement contains customary covenants, limitations or restrictions our ability to create liens or dispose of the equipment securing the facility agreement. The facility also contains a covenant requiring us to ensure that the ratio of the outstanding loan to the fair market value of the equipment that secures the loan does not exceed 0.8 to 1.0. If such ratio is exceeded, we would be required to grant a security interest in additional equipment and/or prepay the loan in an amount sufficient to reduce such ratio to 0.8 to 1.0 or less. The facility agreement also contains customary events of default which could result in the acceleration of all amounts and cancellation of all commitments under the facility agreement.

On October 2, 2012, we entered into a facility agreement to obtain financing collateralized by semiconductor production equipment.  Subject to customary conditions, we could draw up to $214 million under the facility agreement.  Amounts drawn are payable in 10 equal semi-annual installments beginning six months after the draw date.  On October 18, 2012, we drew $173 million with interest at 2.4% per annum.  On January 31, 2013, we drew the remaining $41 million with interest at 2.4% per annum.  The facility agreement contains customary covenants and events of default.

On September 5, 2012, we entered into a three-year revolving credit facility. Under this credit facility, we can draw up to the lesser of $255 million or 80% of the net outstanding balance of a pool of certain trade receivables. Amounts drawn would be collateralized by a security interest in such receivables. The availability of the facility is subject to certain customary conditions, including the absence of any event or circumstance that has a material adverse effect on our business or financial condition. The revolving credit facility contains customary covenants and a repayment provision in the event that the maximum aging of the receivables exceeds a specified threshold. Interest is payable monthly on any outstanding principal balance at a variable rate equal to the 30-day Singapore Interbank Offering Rate plus 2.8% per annum. As of August 29, 2013, we had not drawn any amounts under this facility.

On June 27, 2013, we entered into a senior secured three-year revolving credit facility, collateralized by a security interest in certain trade receivables. Under this facility, we can draw up to 85% of the net outstanding balance of certain trade receivables, subject to certain adjustments, including an availability block that has the effect of limiting the maximum committed draw amount to approximately $153 million. The revolving credit facility contains customary covenants and conditions, including as a funding condition the absence of any event or circumstance that has a material adverse effect on our business or financial condition.  Generally, interest is payable on any outstanding principal balance at a variable rate equal to the London Interbank Offered Rate (“LIBOR”) plus a spread from 1.5% to 2.0%, or at our option, at a rate equal to an alternate base rate (defined as the highest of (1) the prime rate, (2) one-month LIBOR plus 1.0% or (3) the Federal Funds Effective Rate) plus a spread from 0.5% to 1.0%.  In either case, the spread added to the applicable interest rate basis varies depending upon the amount of the monthly average undrawn availability under the facility. As of August 29, 2013, we had not drawn any amounts under this facility.

Elpida Memory, Inc.

On July 31, 2013, we completed the acquisition of Elpida and Rexchip and made payments at the closing date of approximately $615 million and $334 million, respectively. Substantially all of the $615 million we paid in connection with the acquisition of Elpida was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of Elpida in October 2013. Under their plans of reorganizations, the Elpida Companies are to make additional annual installment payments aggregating 140 billion yen (or the equivalent of approximately $1.43 billion), which are scheduled to occur from 2014 through 2019. In order to further the planned technology road maps for the Elpida and Rexchip operations, we will be required to make capital expenditures.

Pursuant to the Sponsor Agreement we agreed, subject to certain conditions, to provide certain support to Elpida with respect to obtaining financing for working capital purposes and capital expenditures. Under the Sponsor Agreement, we agreed, subject to certain conditions, to use reasonable best efforts to assist the Elpida Companies in financing up to 64 billion yen (or the equivalent of approximately $655 million) of eligible capital expenditures incurred through June 30, 2014, which may include us providing payment guarantees of third party financing under certain circumstances or direct financial support from Micron Technology, Inc. or one of its subsidiaries.

As of August 29, 2013, we have provided payment guarantees related to financing of capital expenditures with an outstanding borrowing of 4 billion yen (or the equivalent of approximately $41 million), through December, 2014. We have entered into an omnibus reimbursement agreement with Elpida in connection with our financial support obligations under the Sponsor Agreement, whereby Elpida and certain of its subsidiaries have agreed, among other things, to reimburse us for any amounts that we are required to pay under or in connection with the payment guarantees. These obligations under the omnibus reimbursement agreement are collateralized by approximately 93% of the Rexchip shares held by Elpida and one of its subsidiaries. In the event we are required to make any payments to Elpida's lenders under the guarantees, our rights will be subrogated to those of the lenders, including any rights to exercise remedies with respect to collateral securing the underlying loans.

(See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Acquisition of Elpida Memory, Inc.")

Contractual Obligations

	Payments Due by Period
As of August 29, 2013	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable (1)	$5,951	$1,285	$852	$1,473	$2,341
Capital lease obligations (1)	1,366	449	656	126	135
Operating leases	106	22	26	21	37
Purchase obligations	1,426	1,273	129	13	11
Other long-term liabilities (2) (3)	461	155	157	79	70
Total	$9,310	$3,184	$1,820	$1,712	$2,594
(1) Amounts includes Elpida Creditor Installment Payments, convertible notes and other notes and reflects principal and interest cash payments over the life of the obligations, including anticipated interest payments that are not recorded on our consolidated balance sheet. Any future redemption or conversion of convertible debt could impact our cash payments.

(2) Amounts represent future cash payments to satisfy other long-term liabilities recorded on our consolidated balance sheet, including $155 million for the short-term portion of these long-term liabilities.

(3) We are unable to reliably estimate the timing of future payments related to uncertain tax positions; therefore, $80 million of long-term income taxes payable has been excluded from the preceding table. However, long-term income taxes payable recorded on our consolidated balance sheet included these uncertain tax positions.

The obligations disclosed above do not include contractual obligations recorded on our balance sheet as current liabilities except for the current portion of long-term debt. The expected timing of payment amounts of the obligations discussed above is estimated based on current information. Timing and actual amounts paid may differ depending on the timing of receipt of goods or services, market prices, changes to agreed-upon amounts or timing of certain events for some obligations.

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancellable, (2) we would incur a penalty if the agreement was canceled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services ("take-or-pay"). If the obligation to purchase goods or services is noncancellable, the entire value of the contract was included in the above table. If the obligation is cancellable, but we would incur a penalty if canceled, the dollar amount of the penalty was included as a purchase obligation. Contracted minimum amounts specified in take-or-pay contracts are also included in the above table as they represent the portion of each contract that is a firm commitment.

On January 17, 2013, we entered into a new supply agreement with Nanya and Inotera (the "Inotera Supply Agreement"), retroactively effective beginning on January 1, 2013. Under the Inotera Supply Agreement, we are obligated to purchase for an initial three-year term substantially all of Inotera's output at a purchase price based on a discount from market prices for our comparable components. The Inotera Supply Agreement contemplates annual negotiations with respect to potential successive one-year extensions and if in any year the parties do not agree to an extension, the agreement will terminate following the end of the then-existing term plus a subsequent three-year wind-down period. Our share of Inotera's capacity would decline over the three year wind-down period. We purchased $1,260 million of DRAM products from Inotera in 2013 under the Inotera Supply Agreement and a prior supply agreement with Inotera. The Inotera Supply Agreement does not contain a fixed or minimum purchase quantity as quantities are based on qualified production output and pricing fluctuates as it is based on market prices. Therefore, we did not include our obligations under the Inotera Supply Agreement in the contractual obligations table above.

Off-Balance Sheet Arrangements

Issued and Outstanding Capped Calls: Concurrent with the offering of the 2031 Notes in July 2011, we entered into capped call transactions (the "2031 Capped Calls") that have an initial strike price of approximately $9.50 per share, subject to certain adjustments, which was set to the initial conversion price of the 2031 Notes.  The 2031 Capped Calls are in four equal tranches, have cap prices of $11.40, $12.16, $12.67 and $13.17 per share, and cover, subject to anti-dilution adjustments similar to those contained in the 2031 Notes, an approximate combined total of 72.6 million shares of common stock.  The 2031 Capped Calls expire on various dates between July 2014 and February 2016 and are intended to reduce the potential dilution upon conversion of the 2031 Notes.

Concurrent with the offering of the 2032C and 2032D Notes in April 2012, we entered into the 2032C and 2032D Capped Call Transactions (collectively, the "2032 Capped Calls"). The 2032C Capped Calls have a range of cap prices from $14.26 to $15.69 and an initial strike price of, subject to certain adjustments, approximately $9.80, which is set slightly higher than the $9.63 conversion price of the 2032C Notes. The 2032D Capped Calls have a range of cap prices from $14.62 to $16.04 and an initial strike price of, subject to certain adjustments, approximately $10.16, which is set slightly higher than the $9.98 conversion price of the 2032D Notes. The 2032 Capped Calls cover, subject to anti-dilution adjustments similar to those contained in the 2032 Notes, an approximate combined total of 100.6 million shares of common stock.  The 2032 Capped Calls expire on various dates between May 2016 and May 2018 and are intended to reduce the potential dilution upon conversion of the 2032C and 2032D Notes.

Concurrent with the offering of the 2033 Notes in February 2013, we entered into the 2033 Capped Call Transactions. The 2033 Capped Calls have a cap price of $14.51 and an initial strike price of, subject to certain adjustments, approximately $10.93, which is equal to the conversion price of the 2033 Notes. The 2033 Capped Calls cover, subject to anti-dilution adjustments similar to those contained in the 2033 Notes, an approximate combined total of 55.0 million shares of common stock.  The 2033 Capped Calls expire on various dates between January 2018 and February 2020 and are intended to reduce the potential dilution upon conversion of the 2033 Notes.

Settlement of Capped Calls: Concurrent with the issuance in April 2009 of our 4.25% Convertible Senior Notes due 2013, we entered into capped call transactions (the "2013 Capped Calls") covering approximately 45.2 million shares of common stock with an initial strike price of approximately $5.08 per share and a cap price of $6.64 per share.  The 2013 Capped Calls expired in October, 2012 and November, 2012.  We elected cash settlement and received $24 million in 2013.

Concurrent with the offering of the 2014 Notes, we purchased capped calls with a strike price of approximately $14.23 per share and various expiration dates between November 2011 and December 2012 (the "2014 Capped Calls").  In the first six months of 2012, 2014 Capped Calls covering 30.4 million shares expired according to their terms.  In April 2012, we settled the remaining 2014 Capped Calls, covering 60.9 million shares, and received a de minimis payment.

(See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Shareholders' Equity – Capped Calls" note.)

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted events and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may vary under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Our management believes the accounting policies below are critical in the portrayal of our financial condition and results of operations and requires management's most difficult, subjective or complex judgments.

Business Acquisitions: Accounting for acquisitions requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired, which involves a number of judgments, assumptions and estimates that could materially affect the amount and timing of costs recognized.  Accounting for acquisitions can also involve significant judgment to determine when control of the acquired entity is transferred. We typically obtain independent third party valuation studies to assist in determining fair values, including assistance in determining future cash flows, appropriate discount rates and comparable market values. The items involving the most significant assumptions, estimates and judgments included determining the fair value of the following:

•	Property, plant and equipment, including determination of values in a continued-use model;

•	Deferred tax assets, including projections of future taxable income and tax rates;

•	Inventory, including estimated future selling prices, timing of product sales and completion costs for work in process; and

•	Debt, including discount rate and timing of payments.

Consolidations: We have interests in joint venture entities that are Variable Interest Entities ("VIEs").  Determining whether to consolidate a VIE may require judgment in assessing (1) whether an entity is a VIE and (2) if we are the entity's primary beneficiary.  To determine if we are the primary beneficiary of a VIE, we evaluate whether we have (a) the power to direct the activities that most significantly impact the VIE's economic performance and (b) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  Our evaluation includes identification of significant activities and an assessment of our ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding and financing and other applicable agreements and circumstances.  Our assessment of whether we are the primary beneficiary of our VIEs requires significant assumptions and judgment.

Contingencies: We are subject to the possibility of losses from various contingencies.  Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies.  An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated.  We accrue a liability and charge operations for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date.

Income Taxes: We are required to estimate our provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world.  These estimates involve judgment and interpretations of regulations and are inherently complex.  Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of any fiscal year.  We are also required to evaluate the realizability of our deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of our performance and other relevant factors.  Realization of deferred tax assets is dependent on our ability to generate future taxable income.

Inventories: Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  To project average selling prices and sales volumes, we review recent sales volumes, existing customer orders, current contract prices, industry analyses of supply and demand, seasonal factors, general economic trends and other information.  When these analyses reflect estimated market values below our manufacturing costs, we record a charge to cost of goods sold in advance of when the inventory is actually sold.  Differences in forecasted average selling prices used in calculating lower of cost or market adjustments can result in significant changes in the estimated net realizable value of product inventories and accordingly the amount of write-down recorded.  For example, a 5% variance in the estimated selling prices would have changed the estimated market value of our memory inventory by approximately $154 million as of August 29, 2013.  Due to the volatile nature of the semiconductor memory industry, actual selling prices and volumes often vary significantly from projected prices and volumes and, as a result, the timing of when product costs are charged to operations can vary significantly.

U.S. GAAP provides for products to be grouped into categories in order to compare costs to market values.  The amount of any inventory write-down can vary significantly depending on the determination of inventory categories.  Our inventories have been generally categorized as DRAM, NAND Flash and NOR Flash memory.  The major characteristics we consider in determining inventory categories are product type and markets.

Property, Plant and Equipment: We review the carrying value of property, plant and equipment for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the estimated fair value of the assets.  The estimation of future cash flows involves numerous assumptions which require judgment by us, including, but not limited to, future use of the assets for our operations versus sale or disposal of the assets, future selling prices for our products and future production and sales volumes.  In addition, judgment is required in determining the groups of assets for which impairment tests are separately performed.

Research and Development: Costs related to the conceptual formulation and design of products and processes are expensed as R&D as incurred.  Determining when product development is complete requires judgment by us.  We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.

Stock-based Compensation: Stock-based compensation is estimated at the grant date based on the fair-value of the award and is recognized as expense using the straight-line amortization method over the requisite service period.  For performance-based stock awards, the expense recognized is dependent on the probability of the performance measure being achieved.  We utilize forecasts of future performance to assess these probabilities and this assessment requires considerable judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates.  We develop these estimates based on historical data and market information which can change significantly over time.  A small change in the estimates used can result in a relatively large change in the estimated valuation.  We use the Black-Scholes option valuation model to value employee stock awards.  We estimate stock price volatility based on an average of its historical volatility and the implied volatility derived from traded options on our stock.

Recently Issued Accounting Standards

There have been no recently issued accounting pronouncements that have had or are expected to have a material impact on our financial statements.